Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Form S-8 (No. 333-139356) of GTT Communications, Inc. of our report dated March 18, 2014 relating to the consolidated financial statements of GTT Communications, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for the years then ended included in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ CohnReznick LLP
Vienna, Virginia
March 18, 2014